Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

MFLEX NAMES NEW CHIEF EXECUTIVE OFFICER WITH FORMER CEO

CONTINUING TO SERVE AS CHAIRMAN OF THE BOARD OF DIRECTORS

Reza Meshgin, most recently MFLEX’s president and chief operating officer,

assumes role of chief executive officer from Phil Harding.

Anaheim, CA, March 12, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it has named Reza Meshgin as its new chief executive officer. Phil Harding, who is 75, has served as the company’s CEO since 1988 and will continue to serve as the chairman of MFLEX’s board of directors, a position that he has held since December 2003.

Harding said that Meshgin, who is 44 and joined MFLEX in 1989, was named president and chief operating officer in December 2003 with the expectation that he would ultimately become the company’s CEO.

“Reza has served MFLEX exceptionally well in his nearly 20-year career with the company. He is an innovative and talented engineer as well as a highly capable business executive with a proven track record in recent years leading MFLEX strategically and operationally. He has played an instrumental role in the significant growth of MFLEX over the years, including the major expansion of the company’s manufacturing capacity.

“In addition, he has led our ongoing strategic initiative to substantially diversify MFLEX’s customers across a broader base of the leading electronics manufacturers. In the last quarter, four of these global manufacturers of portable handheld devices represented approximately 95 percent of the company’s net sales. This compares to one key customer who represented 86 percent of MFLEX’s net sales in fiscal 2006,” Harding said.

Commenting on his new position, Meshgin said, “I am excited and pleased to have the opportunity to serve as MFLEX’s chief executive officer, and I look forward to building on the strong competitive position that MFLEX has achieved in today’s market, largely due to Phil’s vision for our business and his pioneering spirit over the years.

“We not only have a talented and committed management team and board of directors but also a broad base of skilled employees in Asia, Europe and the USA. Working together, I believe we will continue to set MFLEX apart from the competition by being highly responsive to our customers’ needs in a fast-paced, global marketplace and by offering our customers technologically advanced and innovative flex assembly solutions,” he said.

Meshgin holds a bachelor’s of science degree in electrical engineering from Wichita State University in Kansas and a master’s in business administration from University of California in Irvine.

In addition, the company said that Linda Y. C. Lim, Ph.D., was elected to serve on MFLEX’s board of directors at the company’s March 11, 2008, annual meeting of stockholders, replacing Peter Blackmore, who did not stand for re-election.

Dr. Lim is a faculty member at the University of Michigan where she has been a professor of strategy at the Stephen M. Ross School of Business since 2001. She is also the director of the Center for Southeast Asian Studies, a member of the executive committees of the Center for International Business Education, the Office of International Programs and the Center for Chinese Studies, and a faculty associate of the Center for Japanese Studies and the Center for South Asian Studies. Dr. Lim also has consulted for many organizations, including various U.S. companies, private think tanks, United Nations agencies and the Organization for Economic Co-operation and Development (OECD). Between January 1998 and August 2006, Dr. Lim was a director of NASDAQ listed Woodhead Industries, an industrial communications provider. She holds a bachelor’s of arts degree in economics from Cambridge University, a master’s of arts degree from Yale University in economics and a doctorate in economics from the University of Michigan.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. The company’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the first quarter of fiscal 2008. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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